Exhibit 99.1

Vestin Group, Inc. Reports Second Quarter Results

    LAS VEGAS--(BUSINESS WIRE)--Aug. 13, 2003--Vestin Group, Inc. (Nasdaq: VSTN) an asset manager and a leading company in the commercial mortgage business, today announced results of operations for the second quarter ended June 30, 2003.
    For the quarter ended June 30, 2003, revenues decreased 19% to $7.2 million from the $8.9 million recorded for the same quarter ended June 30, 2002. Net loss for the second quarter of 2003 was $(730,378) or $(0.18) per basic and fully diluted loss per share compared to net income of $2.1 million or $0.35 and $0.22 per basic and fully diluted earnings per share, respectively, for the same period in 2002. The loss for the second quarter was primarily attributable to valuation reserves made to adjust the carrying value of certain real estate held for sale and collectability of accrued loan fees. The Company also experienced lower loan demand due to economic conditions while sales and marketing expenses increased as the Company continued efforts to gain nationwide awareness and expand its operations.
    Revenues for the six months ended June 30, 2003 were $14.9 million, compared to $13.9 million reported for the same period in 2002. Net loss for the six months ended June 30, 2003 was $(1.9) million or $(0.43) per basic and diluted loss per share, compared to net income of $2.7 million, or $0.41 and $0.26 per basic and fully diluted share, respectively, for the same period in 2002.
    In commenting on the second quarter, Lance Bradford, President, stated, "The uncertainties associated with the war in Iraq and the continued slow economy have undoubtedly caused some borrowers to delay projects and acquisitions. To compensate for the economic slowdown we hired additional loan origination staff to assist in seeking out new loan opportunities. We increased advertising and hired additional staff to continue our efforts in attracting new investors to our products. As a result of our regular periodic review of our real estate held for sale, we recorded valuation reserves on certain properties, based on recent offers or appraisals. We also increased reserves for collectability of certain accrued loan fees.
    We are quite pleased that through these economic times, the assets under management have continued to grow. This represents a continued high level of support and confidence from the investors that we represent."

    About Vestin Group

    Vestin Group, Inc. is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin
Mortgage, has facilitated more than $1.5 billion in lending transactions since 1995. Through Vestin Mortgage, Vestin Group manages two funds, Vestin Fund I, LLC, a $100 million mortgage fund, and Vestin Fund II, LLC, a $500 million mortgage fund.

    Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed, or estimated.

    CONTACT: Vestin Group, Inc., Las Vegas
             Lance Bradford, 702-227-0965
             John Alderfer, 702-227-0965